CONTRACT OF SALE
THIS CONTRACT OF SALE is made as of this 17th day of January, 2018 between MAIDEN LANE ASSOCIATES, LTD., a Delaware company having a business address of 100 Putnam Green, Greenwich, Connecticut 06830 ("Seller"), and MARIA USA, Inc., a New York company having a business address at 123 West 79th Street, New York, New York 10023 ("Purchaser").
RECITAL:
Seller has agreed to sell and Purchaser has agreed to purchase, on the terms and conditions set forth in this Agreement, a certain parcel of real property together with the improvements situated thereon commonly known as 100 Putnam Green, Greenwich, Connecticut a/k/a 0 Western Junior Highway, Greenwich, CT, which parcel is described with more particularity in Exhibit A  attached hereto.
NOW, THEREFORE, for One Dollar ($1.00) and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Seller and Purchaser agree as follows:
DEFINITIONS
Agreement shall mean this Contract of Sale, dated as of the Effective Date, between Seller and Purchaser.
Closing shall mean the closing of title to the Premises to be held at the time and place set forth in this Agreement.
Closing Date shall mean January 26, 2018, or such other date as Seller and Purchaser shall agree in writing.
Deed shall mean the statutory form of Warranty Deed, to be executed and delivered by Seller to Purchaser pursuant to this Agreement.
Down Payment shall mean a deposit of Five Hundred Twenty Thousand and 00/100 ($520,000.000) Dollars of immediately available funds or certified bank check to be delivered by Purchaser to Seller along with an executed copy of this Agreement.
Effective Date shall mean the later date on which this Agreement is signed by both Seller and Purchaser.
Encumbrances shall mean all liens, security, interests, claims, encumbrances, easements, rights-of-way, encroachments, reservations, restrictions, covenants, conditions and any other matters affecting title to the Premises.
Escrow Agent shall mean the Seller's attorney, Gilbride, Tusa, Last & Spellane LLC.

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Governmental Authority shall mean any federal, state, county or local or foreign government, political subdivision, court, agency or other entity, body, organization or groups exercising any executive, legislative, judicial, quasi-judicial, regulatory, or administrative function of government.
Improvements shall mean all improvements, structures and fixtures (other than trade fixtures of any tenant) now situated on the Real Property, including, but not limited to, those certain buildings, structures, and other improvements of every kind and nature (including all HVAC systems) presently situated on, in or under the Real Property, but excluding all equipment and/or trade fixtures owned by any party other than Seller which are presently situated on, in or under the Real Property.
Inspection Period shall mean the period running from the Effective Date until 6 p.m. on January 19, 2018.
Knowledge of Seller or Seller's Knowledge shall mean the actual knowledge of Seller without any duty of inquiry or investigation.
Lease shall mean the lease for occupancy of the Premises by and between Seller and AmBase Corporation as tenant currently in effect, which shall be terminated at the Closing. Purchaser shall be given sole and exclusive possession of the Real Property.
Permitted Encumbrances shall mean real property taxes and assessments not yet due and payable, the Encumbrances described in Exhibit B attached hereto, and any Encumbrances which Purchaser accepts (or is deemed to accept) pursuant to Section 5 of this Agreement.
Premises shall mean the Real Property and the Improvements.
Purchase Price shall mean Five Million Two Hundred Thousand and 00/100 ($5,200,000.00) Dollars, subject to the prorations and adjustments provided for in this Agreement.
Real Property shall mean that certain parcel of real property commonly known as 100 Putnam Green, Greenwich, Connecticut, and being more particularly described on Exhibit A attached hereto, together with all rights, privileges, interests, easements, hereditaments and appurtenances thereunto in any way incident, appertaining or belonging thereto.
PURCHASE AND SALE
Subject to the terms and conditions set forth in this Agreement, Seller agrees to sell, convey, transfer and assign to Purchaser and Purchaser agrees to purchase from Seller, all of Seller's right, title and interest in and to the Premises.
CLOSING
The Closing shall take place at 11:00 a.m. on the Closing Date at the offices of the Buyer's attorney, or elsewhere, by mutual agreement of the parties.
PAYMENT OF PURCHASE PRICE
The Purchase Price shall be paid as follows:

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(a) Upon execution of this Agreement, Purchaser shall pay the Down Payment to
 Escrow Agent, by wire transfer or bank check of immediately available funds, to be held in accordance with the terms and conditions of this Agreement.
(b) On the Closing Date, Purchaser will deliver the balance of the Purchase Price (as adjusted in accordance with this Agreement), by wire transfer of immediately available funds to Escrow Agent.
TITLE & MUNICIPAL CONTINGENCY
Seller has provided to Purchaser, prior to the Effective Date, various property documents and other due diligence materials (the "Seller Documents"). Such materials were provided to Purchaser without representation or warranty of any kind by Seller and Purchaser may or may not be entitled to rely on any such information, except as specifically set forth in this Agreement. Such materials are provided for Purchaser's convenience only in making its own examination of the Property and Seller shall rely exclusively on its own independent investigation and evaluation of every aspect of the Property and not on any materials supplied by Seller.
Purchaser shall, at its sole cost and expense, obtain a title and municipal search or survey of the Premises. Purchaser shall, no later than 6:00pm on January 19, 2018, time being of the essence, send written notice to Seller of those survey matters or items affecting title to which Purchaser is objecting. Purchaser shall provide to Seller copies of such items promptly after they are obtained.
Within five (5) days of receipt of such notice from Purchaser, Seller may, but shall not be required to, take any measures of any kind, or bring any action or proceeding, or incur any expense, in order to render title to the Premises marketable in accordance with the provisions of this Agreement or to otherwise provide title in accordance with the provisions and representations of this Agreement, provided that in the case of any voluntary lien or encumbrance, Seller shall cause any such lien or encumbrance to be removed at or before Closing.
If Seller does not so elect to cure, or does not cure, such defects, via notice to Purchaser within such five (5) day period, Purchaser may, but shall not be required to, adjourn the closing for an additional period, not to exceed thirty (30) days, in order for Purchaser, without any cost or expense to Seller, to take any measure of any kind, or bring any action or proceeding, or incur any expense, in an attempt to render the title marketable in accordance with this Agreement or to otherwise provide title in accordance with the provisions and representations of this Agreement. If, prior to the end of the Inspection Period following receipt of written notice from Seller of its inability or failure to cure survey or title objections of Purchaser or at the end of such thirty (30) day closing extension period (or such shorter period elected by Purchaser) following an attempt by Purchaser to cure survey or title objections, Seller is unable to convey title to the Premises in accordance with the provisions of this Agreement, Purchaser shall in its sole discretion either (i) accept all such defects as Permitted Encumbrances and elect to agree to accept such title as Seller can convey, upon the payment of the full Purchase Price, or (ii) reject such title, and upon such rejection, this Agreement shall terminate, the Down Payment shall be promptly repaid to Purchaser by Escrow Agent and the parties shall have no further obligation or liability to one another under this Agreement. In lieu of satisfying any voluntary liens or encumbrances required to be satisfied under this Agreement, Seller may, at its option, either deposit with Purchaser's title company such sum of money or deliver to the title company such affidavits and certificates as may

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be determined by the title company as being sufficient to induce the title company to, and provided the title company does, omit such voluntary liens or encumbrances from Purchaser's title policy or affirmatively insure Purchaser (without additional charge or premium, against collection of voluntary liens and/or encumbrances required to be eliminated by Seller out of or against Purchaser's title to the Premises), and in such case Purchaser shall not be entitled to terminate this Agreement pursuant to clause (ii) above. In accordance with the foregoing, Seller and Purchaser shall then finalize the Statutory Warranty Deed attached to this Agreement as Exhibit D and the exhibits thereto (including Permitted Encumbrances) prior to closing. Notwithstanding any contrary provision contained in this Agreement, in the event of any termination contemplated by clause (ii) above as a consequence of Seller's failure or refusal to remove a voluntary lien or encumbrance, the Down Payment shall also be promptly repaid to Purchaser by Escrow Agent.
INSPECTION
During the Inspection Period, Purchaser may conduct such due diligence investigations as Purchaser deems necessary in connection with this Agreement of (i) the structural components, electrical, plumbing, and HVAC systems of the Improvements to ensure that they are all in good operating condition, (ii) the roofing, (iii) the environmental condition, and (iv) the title to the Premises. There shall be no other due diligence or inspections performed. Prior to undertaking any physically invasive testing or inspections, Purchaser must obtain Seller's prior written consent, which may be granted or withheld in Seller's sole discretion. Seller agrees to reasonably cooperate with Purchaser in the due diligence process, and to promptly provide Purchaser with copies of such documents which Purchaser may reasonably request that are in the possession, custody or control of Seller, including copies of existing surveys and existing floor plans of the Property in the possession of Seller, if any. Prior to undertaking any inspections, Purchaser must deliver Notice to Seller and Seller's Broker at least one business day in advance by e-mail or overnight delivery. All inspections (whether involving physically invasive testing or inspections, or not) shall be done during normal business hours, in a manner so as to minimize disruption to Seller and tenants or occupants of the Premises, and, at Seller's option, in the presence of Seller or any agent or employee of Seller. Purchaser shall restore the Premises to the same condition as they were prior to Purchaser's inspection and testing. All tests or investigations performed by or on behalf of Purchaser will be performed in a good and workmanlike manner and in compliance with all applicable laws. Purchaser shall maintain and deliver to Seller, prior to entering the Premises to conduct any inspection or investigation, certificates of general liability insurance with coverage of at least $2,000,000.00, naming Seller as an additional insured. Purchaser's contractors and all other parties entering the Premises on behalf of Purchaser shall maintain and deliver to Seller, prior to entering the Premises to conduct any inspection or investigation, certificates of general liability insurance with coverage of at least $2,000,000.00, naming Seller as an additional insured. In the event site conditions require notification of regulators under applicable Environmental Laws, Seller must be notified immediately.
Purchaser shall indemnify, defend and hold harmless Seller and its agents and employees from any liability, costs, expenses and the like (including, without limitation, reasonable attorneys' fees) which arise in connection with such inspections and testing at the Premises. The obligations and indemnities set forth in the foregoing sentence will survive the expiration or termination of this Agreement or the Closing and recording of the Deed.

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If the Premises are unsatisfactory to Purchaser for any reason resulting from the due diligence or inspections above, in Purchaser's sole discretion, Purchaser may terminate this Agreement by notice to Seller received by Seller prior to the end of the Inspection Period, and the parties shall have no further liability under this Agreement except as to matters that survive the expiration or termination of this Agreement as set forth herein. In the event that Purchaser so terminates the Agreement, Purchaser shall provide a copy of any and all reports including environmental reports (formal or otherwise) or inspection reports, to Seller along with its notice to Seller of such termination.
ZONING APPLICATIONS
The Seller agrees to execute along with this Agreement an authorization (attached hereto as Exhibit C) to allow the Purchaser to begin seeking municipal approvals. Seller further agrees to cooperate with the Purchaser with respect to the municipal approvals at no additional cost to the Seller and agrees to respond to any Purchaser request within two (2) business days of such request. In the event that this Agreement is terminated and a Closing does not occur, Purchaser shall promptly thereafter withdraw any application seeking municipal approval at no additional cost to Seller.
AS IS; WHERE IS
(a)Purchaser hereby acknowledges and agrees that the Premises are being conveyed by Seller "AS IS," "WHERE IS," and in their present condition. Purchaser acknowledges that, except as expressly set forth in this Agreement, Seller has not made any representation or warranty, whether express or implied, with respect to the Premises (including any representations or warranties which may be deemed to be made at law, the benefit of which, if any, Purchaser hereby waives) or as to the use, merchantability, quality, environmental condition, design, description, durability, operation, fitness for particular purpose, fitness for use or otherwise as to all or any part of the Premises. In the event of any defect or deficiency in the Premises of any nature whatsoever, patent or latent, Seller shall have no liability with respect thereto for direct, incidental, consequential or punitive damages or costs. The provisions of this Section have been negotiated by Seller and Purchaser and are intended to be a complete exclusion and negation of any representations and warranties, express or implied, except as may be expressly set forth in this Agreement and shall survive Closing and the delivery of the Deed.
SELLER'S CLOSING OBLIGATIONS
At the Closing, as a pre-condition to Closing, Seller shall deliver to Purchaser:
The Deed, properly executed and in proper form for recording, conveying title to the Premises subject only to the Permitted Encumbrances;
The Assignment and Assumption of Leases, if applicable;
Estoppels for all leases, if applicable;
The Assignment of Contracts;
Settlement Statement;
State and local conveyance tax statements;

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A FIRPTA affidavit, in form acceptable to Purchaser; Duly completed IRS Form 1099
Keys to the Premises, originals of any warranties or other material property documents related to the Premises in Seller's possession or control;
Such affidavits as Purchaser's title company shall reasonably require in order to omit from any title policies being obtained by Purchaser all exceptions for judgments, bankruptcies or other returns against persons or entities whose names are the same as or similar to Seller's name;
Possession of the Premises subject only to the Permitted Encumbrances and the Lease;
Any other documents reasonably required by Purchaser to be delivered by Seller to carry out the purposes and intents of this Agreement.
Seller has no obligation to deliver the Property in broom clean condition, but shall pay reasonable costs associated with depositing Seller's abandoned personal property in Purchaser's dumpsters.
PURCHASER'S CLOSING OBLIGATIONS
At the Closing, as a pre-condition to Closing, Purchaser shall:
Cause the Deed to be recorded, sign the required real property transfer tax returns prepared and executed by Seller and cause all such returns to be delivered to the appropriate officers;
Deliver to Seller, as directed by Seller, the Purchase Price by wire;
An executed assignment and assumption of lease, assigning any existing leases (other than the Lease), with respect to the Premises.
Deliver any other documents reasonably required by this Agreement to be delivered by
Purchaser; and
Checks to the order of the appropriate officers in payment of all applicable real estate transfer taxes and recording fees in connection with the sale of the Premises.
CLOSING COSTS
Lease rents, if any, non-delinquent real estate taxes, personal property taxes, water charges and sewer rents, if any, shall be apportioned between Seller and Purchaser as of the close of business on the day prior to the Closing Date in accordance with the customs and practices for commercial real estate closings in Fairfield County Connecticut, except that if there is a water meter on the Real Property, apportionment at the Closing shall be based on the last available reading, subject to adjustment after the Closing when the next reading is available.
If the Closing shall occur before a new tax rate is fixed, the apportionment of taxes at the Closing shall be upon the basis of the old tax rate for the preceding period applied to the latest assessed

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valuation. Promptly after the new tax rate is fixed, the apportionment of such taxes shall be recomputed. Any discrepancy resulting from such re-computation and any errors or omissions in computing apportionments at Closing shall be promptly corrected, which obligations shall survive the Closing. Seller will be entitled to any tax refund or abatement attributable to any period prior to Closing, either by means of a credit to Seller at Closing or through a refund by Purchaser following Closing, which obligations shall survive the Closing.
Seller shall pay any and all real estate transfer taxes and documentary stamp taxes in connection with the transfer of the Real Property and Improvements from Seller to Purchaser.
Purchaser shall pay all recording and filing fees incurred in connection with the recording of the Deed and all of Purchaser's title insurance and survey costs, if any.
BROKER
Seller and Purchaser represent and warrant to each other that they have not dealt with any broker(s) in connection with this transaction, other than Nathaniel Barnum of LPC Commercial Services-CT, LLC(the "Broker"). Each party shall indemnify and defend the other against any claims, costs, damages, or expenses, including attorneys' fees and costs, related to any other broker or realtor who claims a fee based on contract with the indemnifying party, other than as set forth above. The representations and obligations set forth in this paragraph shall survive the Closing, or, if the Closing does not occur, the termination of this Agreement.
NOTICES
All notices under this Agreement shall be in writing and shall be delivered personally, by overnight delivery, by nationally recognized courier, or sent by certified or registered U.S. mail, return receipt requested, or sent by e-mail with confirmation (with a duplicate copy sent by U.S. Mail) addressed as follows:

To Seller:

Maiden Lane Associates, LTD.
100 Putnam Green, 3rd Floor
Greenwich, CT 068630

With a copy to:

Gilbride, Tusa, Last & Spellane LLC
31 Brookside Drive
Greenwich, Connecticut 06830
Attn: Charles S. Tusa, Esq./Jonathan M. Wells, Esq.

To Purchaser:

Maria USA, Inc.
123 West 79th Street
New York, New York 10023

With a copy to:

Halloran & Sage, LLP
315 Post Road West
Westport, CT 06880
Attn: Eric D. Bernheim, Esq.

Notices shall be deemed received on, as the case may be: (a) the date of personal service; (b) the date of receipt of overnight delivery evidenced by a signed delivery receipt; (c) the date of receipt of certified or registered U.S. mail evidenced by a signed delivery receipt; and (d) the date of receipt by email with confirmation of delivery receipt.
DOWN PAYMENT
The Down Payment shall be held by Escrow Agent, in trust, on the following terms:
Escrow Agent (A) shall deposit the Down Payment in an interest-bearing escrow account with a commercial bank with offices in Connecticut, (B) shall not commingle the Down Payment with any funds of Escrow Agent or others, and (C) shall, upon receipt of a written request, from either Seller or Purchaser, promptly advise Seller and Purchaser of the deposit of the Down Payment and the number of the bank account where the Down Payment is so deposited. Whichever party shall be entitled to the Down Payment hereunder will be entitled to the interest earned thereon. The Down Payment shall be nonrefundable upon the expiration of the Inspection Period and thereafter.
Escrow Agent will deliver the Down Payment to Seller or to Purchaser, as the case may be, under the following conditions:
To Seller on the Closing Date if Closing occurs pursuant to this Agreement;
To Seller upon receipt of written demand therefor stating that Purchaser has defaulted in the performance of Purchaser's obligations to close under this Agreement and the facts and circumstances underlying such default; provided, however, that Escrow Agent shall not honor such demand until more than five (5) business days after Escrow Agent shall have sent a copy of such demand to Purchaser in accordance with the provisions of this Agreement nor, thereafter, if the Escrow Agent shall have received a notice of objection pursuant to this Agreement from Purchaser within such five (5) business day period; or

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To Purchaser upon receipt of written demand therefor stating that this Agreement has been terminated in accordance with the provisions hereof, or that Seller has defaulted in the performance of any of Seller's obligations under this Agreement, and the facts and circumstances underlying such default; provided, however, that Escrow Agent shall not honor such demand until more than five (5) business days after Escrow Agent shall have sent a copy of such demand to Seller in accordance with the provisions of this Agreement nor, thereafter, if Escrow Agent shall have received a notice of objection from Seller within such five (5) business day period.
Within two (2) business days of the receipt by Escrow Agent of a demand from either Seller or Purchaser for the Down Payment, Escrow Agent shall send a copy thereof to the other party by certified or registered mail, return receipt requested. The other party shall have the right to object to the delivery of the Down Payment by sending written notice of such objection to Escrow Agent by certified or registered mail, return receipt requested, which notice of objection shall be deemed null and void and ineffective if such notice of objection is not received by the Escrow Agent within the time periods prescribed in this Section of the Agreement. Such notice shall set forth the basis for objecting to the delivery of the Down Payment. Upon receipt of a notice of objection, Escrow Agent shall promptly send a copy of such notice to the party who sent the written demand for the Down Payment.
In the event Escrow Agent shall have received a notice of objection pursuant to this Agreement within the time periods prescribed herein, Escrow Agent shall continue to hold the Down Payment until (a) Escrow Agent receives written notice from Seller and Purchaser directing the disbursement of the Down Payment, in which case Escrow Agent shall then disburse the Down Payment in accordance with such direction, or (b) the commencement by Escrow Agent of an interpleader action and the payment of the Down Payment into such court as permitted by applicable law. Escrow Agent shall have the unqualified authority to initiate such an action at any time following the receipt of such a notice of objection. The costs of any such action shall be borne by the losing party in such interpleader action.
It is agreed that the duties of Escrow Agent are only as herein specifically provided, and subject to the provisions of this Section of the Agreement, are purely ministerial in nature, and that Escrow Agent shall incur no liability whatever except for willful misconduct or gross negligence, as long as Escrow Agent has acted in good faith. Seller and Purchaser each release Escrow Agent from any act done or omitted to be done by Escrow Agent in good faith in the performance of its duties hereunder. Unless Escrow Agent shall have been guilty of negligence or willful misconduct, Seller and Purchaser, jointly and severally, agree to defend, indemnify and hold harmless Escrow Agent and its partners and employees from and against any liability whatsoever, and shall promptly pay or reimburse Escrow Agent for all out-of-pocket costs and expenses, including any court costs and attorneys' fees, incurred by it in connection with its performance hereunder. Escrow Agent shall have the right to retain counsel, including members of its limited liability company, in respect of a dispute hereunder, but such fees shall be paid by Escrow Agent without contribution by the Purchaser.
Escrow Agent is acting as stakeholder only with respect to the Down Payment. Upon making delivery of the Down Payment in the matter herein provided, Escrow Agent shall have no further liability hereunder.

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Escrow Agent has executed this Agreement for the sole purpose of confirming that Escrow Agent is holding and will hold the Down Payment in escrow, pursuant to the provisions of this Agreement.
Purchaser acknowledges that Escrow Agent represents Seller in this matter, and may continue to do so through the Closing, or in any dispute related to this Agreement. Purchaser and Seller expressly acknowledge and waive any conflict arising out of Escrow Agent representing Seller and acting as Escrow Agent.
Any notice, written demand or written notice as provided above shall be delivered as required pursuant to the notice provision of this Agreement.
DEFAULT AND TERMINATION
If Seller fails to perform its obligations under this Agreement, Purchaser's remedy shall be to seek any other right or remedy available at law or in equity.
If Purchaser fails to perform its obligations under this Agreement, Seller's remedy shall be to retain either the Down Payment as liquidated damages, and not as a penalty, or any other right or remedy available at law or in equity. Seller and Purchaser agree that Seller's damages resulting from Purchaser's default are difficult, if not impossible, to determine and the Down Payment is a fair estimate of those damages which has been agreed to in an effort to cause the amount of said damages to be certain. The foregoing provision will not prohibit or restrict, in any way, Seller's ability to make a claim based on any indemnity provided by Purchaser hereunder.
MISCELLANEOUS PROVISIONS
Purchaser hereby represents and warrants to Seller that it has full right, power and authority to execute, deliver and perform this Agreement without obtaining any further consents or approvals from, or the taking of any other actions by any third parties, and this Agreement, when executed by Seller and Purchaser, will constitute the valid and binding agreement of Purchaser, enforceable against Purchaser in accordance with its terms.
Except as expressly set forth in this Agreement, Seller has not made and does not make any representations or warranties, including any representations s or warranties as to the physical and environmental condition, layout, footage, rents, income, expenses, zoning, or other matters with respect to the Property.
Seller hereby represents and warrants to Purchaser that it has full right, power and authority to execute, deliver and perform this Agreement without obtaining any further consents or approvals from, or the taking of any other actions by any third parties, and this Agreement, when executed by Seller and Purchaser, will constitute the valid and binding agreement of Seller, enforceable against Seller in accordance with its terms.
Seller further represents and warrants to Purchaser that:
Seller has received no notice from and has no Knowledge of another party claiming any right of ownership in or to possession thereof, except for tenants under leases (including the Lease);

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There is no proceeding pending or being prosecuted for reduction of the assessed valuation, or taxes or other imposition with respect to all or any portion of the Property, or for any special assessment, unpaid impact fees, or other liens against the Property;
There are no condemnation or eminent domain proceedings pending, or, to the best of Seller's Knowledge, threatened against the Property or any part thereof, and Seller has received no notice of the desire of any public authority or other entity to make or use the Property or any part thereof;
There are no pending, or, to Seller's Knowledge, threatened suits or proceedings before any court, administrative agency, or other governmental instrumentality against or affecting Seller or any part of the Property which (i) do or could affect ownership, operation, use, development or occupancy of the Property or any part thereof; or (ii) do or could prohibit or make unlawful the consummation of the transaction contemplated by this Agreement, or render Seller or Purchaser unable to consummate the same;
Seller has received no written notice of, and to its Knowledge there is no violation of, any law, regulation, ordinance, order, restrictive covenant, association rules or regulations, environmental laws, rule or regulation, or other requirement affecting the Property, which remains outstanding and uncured, except as has been expressly disclosed to Purchaser;
To the Seller's Knowledge, there are no unrecorded easements, contracts, commitments, leases, or encumbrances affecting all or any part of the Property to which Seller is a party, other than those items listed as Exceptions in the Title Commitment;
To Seller's Knowledge, the consummation of the transactions contemplated hereunder will not violate or result in a breach of or constitute a default under any provision of any contract, lien, instrument, order, judgment, decree, ordinance, regulation, or other restriction of any kind to which Seller or the Property is or may be bound or subject;
All of the Seller Documents delivered by Seller to Purchaser pursuant to this Agreement are provided for Purchaser's convenience only without any representation or warranty of any kind;
Seller has, to the best of Seller's Knowledge, assembled at the Property and made available to Purchaser and its representatives, consultants and agents all correspondence, reports, documents and other materials (of whatever type or nature) relative to the ownership, use, leasing, development, construction and operation the Property by Seller and its affiliates, including the Seller Documents, to the extent they are within the dominion and control of Seller;
To Seller's Knowledge as to its period of ownership of the Property, the Property is not an "establishment" as defined under the Connecticut Transfer Act (C.G.S. Section 22a-134 et seq.).
There is no association in place with respect to the Property;
To Seller's Knowledge, no representation or warranty by Seller in this Agreement contains or will contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained herein not misleading.

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The representations and warranties of Seller herein shall survive Closing for a period of ninety (90) days.
Notwithstanding the foregoing, and subject to any express rights to the contrary herein, Seller agrees it shall take no affirmative action hereafter which shall be intended to cause Seller to be in default of any of its representations and warranties herein contained.
Purchaser and Seller hereby waive any rights either party may have to trial by jury in any dispute arising under this Agreement. This waiver shall survive Closing and the delivery of the Deed.
In entering into this Agreement, Purchaser has not been induced by and has not relied upon any representations, warranties or statements, whether express or implied, made by Seller or any agent, employee or other representative of Seller or by any broker or any other person representing or purporting to represent Seller, which are not expressly set forth in this Agreement, whether or not any such representations, warranties or statements were made in writing or orally.
Casualty. If any portion of the Property is damaged or destroyed by casualty prior to Closing, Seller shall give Purchaser prompt written notice thereof. If the cost of repair of such damage or destruction is reasonably estimated by a third party consultant mutually acceptable to Seller and Purchaser to exceed $100,000.00, either Seller or Purchaser shall have the right, at their option, to terminate this Agreement by giving written notice to the other party on or before the date ten (10) days after the date upon which the parties receive a copy of the estimate of such damage from such consultant, in which event the Down Payment shall be refunded to Purchaser promptly upon request, all rights and obligations of the parties under this Agreement shall expire, and this Agreement shall become null and void, except for those that expressly survive hereunder. In the event of lesser damage, the Purchaser shall have no right to terminate this Agreement by reason of such damage or destruction, and Seller shall at Seller's option either: (i) perform any necessary repairs before the Closing Date with respect to such casualty, and the Closing Date shall be extended as reasonably necessary to allow for completion of such repairs; or (ii) at Closing, Seller shall assign to Purchaser all rights of Seller in and to any insurance proceeds (including business interruption and rental loss insurance proceeds to the extent related to any period after the Closing Date) payable thereafter by reason of such casualty, less amounts spent by Seller to collect or adjust said proceeds, or for any repairs made by Seller that have not been reimbursed, along with written consent from such insurer to such assignment.
Condemnation. In the event of commencement of eminent domain proceedings respecting any portion of the Property prior to Closing, Seller shall give Purchaser prompt written notice thereof. If all or any part of the Property that has a material and adverse impact upon the current use of the Property is taken by eminent domain proceedings, or if there is the commencement of any such proceedings that would have a material and adverse impact upon the current use of the Property, on or before the Closing Date, Purchaser shall have the right, at Purchaser's option, to terminate this Agreement by giving written notice to Seller on or before the date ten (10) days after the date upon which Seller gives Purchaser written notice of such taking, in which event the Down Payment shall be refunded to Purchaser promptly upon request, all rights and obligations of the parties under this Agreement shall expire, except those that expressly survive hereunder, and this Agreement shall become null and void. In the event the Purchaser elects to proceed with the purchase hereunder, then the following adjustments shall be made at Closing: (i) the Purchase Price shall be reduced by the total of any awards or other proceeds actually received by Seller on or before the Closing Date with respect to

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any taking and not expended by Seller prior to Closing for the repair or restoration of the Property; and (ii) the Seller shall assign to Purchaser all rights of Seller in and to any awards or other proceeds payable thereafter by reason of such taking.
This Agreement embodies and constitutes the entire understanding between the parties with respect to the transaction contemplated herein, and all prior agreements, understandings, representations and statements, oral or written, are merged into this Agreement. Neither this Agreement nor any provision hereof may be waived, modified, amended, discharged or terminated except by an instrument signed by the party against whom enforcement of such waiver, modification, amendment, discharge or termination is sought, and then only to the extent set forth in such instrument.
No waiver by either party hereto of any failure or refusal by the other party hereto to comply with its obligations hereunder shall be deemed a waiver of any other or subsequent failure or refusal by such party to so comply.
The captions in this Agreement are inserted for convenience of reference only and in no way define, describe or limit the scope or intent of this contract or any of the provisions hereof.
This Agreement shall be binding upon and shall inure to the benefit of parties hereto and their respective heirs or successors and permitted assigns. Purchaser may not assign its respective rights or delegate its duties arising under this Agreement without the prior written consent of Seller, which consent may be withheld in Seller's sole discretion, provided that Purchaser may assign it rights under this Agreement to special purpose entity owned by or under common control with Purchaser or its principals without the consent or approval of Seller.
This Agreement shall not be binding or effective until properly executed and delivered by Seller and Purchaser. Seller's obligations hereunder are subject to the approval by Seller's executive management prior to Closing.
As used in this Agreement, the masculine shall include the feminine and neuter, the singular shall include the plural and the plural shall include the singular, as the context may require.
This Agreement may be executed in a number of identical counterparts, each of which for all purposes is to be deemed as original, and all of which constitute, collectively, one agreement. All electronic signatures shall be deemed original for purposes of this Agreement.
Neither this Agreement nor any document referring to this Agreement shall be recorded by Purchaser, or by anyone acting on its behalf, prior to the Closing, in any public office. Any such recording shall, at Seller's option, constitute a default by Purchaser under this Agreement.
Purchaser and Seller will each maintain the terms and conditions of this Agreement in the strictest confidence and will not disclose any such terms and conditions (other than to each party's accountants, lender, investors, accountants, and attorneys or as may be required by law or regulatory requirements) without the express written consent of the other party, in each instance. Any disclosure permitted hereunder will be made on the condition that the recipient of information about this Agreement will be subject to the same confidentiality requirements. The provisions of this paragraph will survive the Closing, except for those documents that become public at the Closing, or any termination of this Agreement.

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In the event performance under this Agreement falls on any day other than a Business Day (as hereinafter defined), the time for performance shall be extended to the close of business on the next Business Day. "Business Day" shall be defined as any day other than Saturday, Sunday, or any bank holiday for banks operating in Greenwich, Connecticut.
Purchaser agrees to allow Seller a period of thirty (30) days following the Effective Date of this Agreement to vacate the third (3'1) floor of the Premises. Seller agrees to be responsible for all maintenance and utility costs for the period of time between the Closing Date and the date the Seller vacates the Premises per this Agreement. Seller shall be permitted to dispose of trash in Purchaser's dumpster during this period and Purchaser will provide Seller with an invoice for the cost of disposing of said trash which shall be the sole and exclusive responsibility of the Seller. Purchaser agrees not to begin any work on the third (3`1) floor of the Premises until after the Seller has vacated thirty (30) days following the Effective Date of this Agreement. Notwithstanding the foregoing, Purchaser and Seller agree to execute at Closing a Use and Occupancy Agreement in the form attached hereto as Exhibit E. This provision and the obligations herein shall survive the closing.
[Remainder of page intentionally left blank. Next page is the signature page.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.
PURCHASER: MARIA USA, INC.
/s/ Jin Ho Lim
/s/ Jin Ho Lim
By: Jin Ho Lim
Title: Chief Executive Officer

SELLER:

MAIDEN LANE ASSOCIATES, LTD.

/s/ Richard A. Bianco
By:	Richard A. Bianco
Title:	President & CEO

Performance as Escrow Agent accepted and Agreed to this day of ______________, 2018

GILBRIDE, TUSA, LAST & SPELLANE LLC

By:

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EXHIBIT A
DESCRIPTION OF PREMISES
ALL THAT CERTAIN piece or parcel of land, together with all buildings and improvements thereon standing, situated in the Town of Greenwich, County of Fairfield and State of Connecticut, which premises are bounded and described as follows:
Beginning at a point where the easterly line of Western Junior Highway intersects the southerly line of the herein described premises; thence proceeding in an easterly direction along land of Fawn Associates Limited Partnership S 73° 42' W 150.0 feet to a point; thence proceeding in a northerly direction along land of said Fawn Associates Limited Partnership S 16° 18' E 172.94 feet to land of Fawn Associates Limited Partnership; thence proceeding in a northwesterly direction along said land of Fawn Associates Limited Partnership S 34° 03' 50" E 0.47 feet; thence along an arc of a circle with a radius of 580.0' a distance of 18.81 feet; thence still proceeding in a westerly direction along said land of Fawn Associates Limited Partnership. N 74° 08' E 48.1 feet and N 87° 24' E 84.4 feet to a point; thence proceeding in a southwesterly direction still along land of Fawn Associates Limited Partnership to the easterly line of Western Junior Highway on a curve to the left of a circle with a radius of 20.0' a distance of 41.65 feet; thence proceeding southerly along the easterly line of said Western Junior Highway along the arc of a circle to the left 625.0' a distance of 170.23 feet to the point or place of beginning and containing 0.656 acres.

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EXHIBIT B
PERMITTED ENCUMBRANCES
Real property taxes not yet due and payable.
Rights contained in any instruments of record, if any, in so far as the same may be of present force or effect.
Zoning and building regulations, ordinances and requirements adopted by any Governmental Authority having jurisdiction thereof, and amendments and additions thereto now or hereafter in force and effect, which relate to the Premises. The fact that the Premises may or may not have a certificate of occupancy shall not be deemed a disapproved Encumbrance.
Variations between tax map and record descriptions.
Standard exceptions contained in the title standards of the county in which the Premises is located.
Matters of title to the Real Property approved or deemed approved by Purchaser in accordance with this Agreement.
Any matters shown on a survey of the Real Property which are approved or deemed approved by Purchaser in accordance with this Agreement.

EXHIBIT C
AUTHORIZATION LETTER

AUTHORIZATION LETTER
Re: Maria USA, Inc. — 100 Putnam Green, Greenwich, Connecticut Municipal Approvals and Applications
To Whom It May Concern:
As owner of 100 Putnam Green, Greenwich, Connecticut (the "Property"), with the improvements thereon, this letter is to advise you that I hereby consent to the preparation, filing and presentation of any zoning, land use or other municipal applications by Maria USA, Inc., the contract purchaser of the Property, to any municipal department. The applications and their presentation will be conducted by either the law firm of Halloran & Sage, LLP, Ridberg & Associates, Architects P.C. or another Agent of Maria USA, Inc., on behalf of Maria USA, Inc., and I consent to this as well.
Should you have any questions, please do not hesitate to contact me.

MAIDEN LANE ASSOCIATES, LTD.,
Owner of 100 Putnam Green, Greenwich, CT
By: Richard A. Bianco
Title: President & CEO
Date: January 17, 2018

EXHIBIT D
STATUTORY WARRANTY DEED

After Recording Return To:

Halloran & Sage, LLP
315 Post Road West
Westport, CT 06880
Attn: Eric D. Bernheim, Esq.

STATUTORY WARRANTY DEED

KNOW YE, that MAIDEN LANE ASSOCIATES, LTD, a Delaware company having a business address of 100 Putnam Green, Greenwich, CT 06830 (hereinafter referred to as "Grantor") for the consideration of FIVE MILLION TWO HUNDRED THOUSAND AND 00/100 ($5,200,000.00) DOLLARS received to my full satisfaction of MARIA USA, Inc., a New York company with a business address at 123 West 79th Street, New York, NY 10023 (hereinafter referred to as "Grantee") does give, grant, bargain, sell and confirm unto the said Grantee WITH WARRANTY COVENANTS, the following described premises more commonly  known as 100 Putnam Green, Greenwich, Connecticut a/k/a 0 Western Junior Highway, Greenwich, Connecticut:

ALL THAT CERTAIN piece or parcel of land, together with all buildings and improvements thereon standing, situated in the Town of Greenwich, County of Fairfield and State of Connecticut, which premises are bounded and described as follows:

BEGINNING at a point where the easterly line of Western Junior Highway, so-called, intersects the southerly line of the herein described premises; THENCE proceeding in an easterly direction along land of Fawn Associates Limited Partnership S 73º 42' W 150.0 feet to a point; THENCE proceeding in a northerly direction along land of said Fawn Associates Limited Partnership S 16º 18' E 172.94 feet to land of Fawn Associates Limited Partnership; THENCE proceeding in a northwesterly direction along said land of Fawn Associates Limited Partnership S 34º 03' 50" E 0.47 feet; THENCE along an arc of a circle with a radius of 580.0' a distance of 18.81 feet; THENCE still proceeding in a westerly direction along said land of Fawn Associates Limited Partnership. N 74º 08' E 48.1 feet and N 87º 24' E 84.4 feet to a point; THENCE proceeding in a southwesterly direction still along land of Fawn Associates Limited Partnership to the easterly line of Western Junior Highway on a curve to the left of a circle with a radius of 20.0' a distance of 41.65 feet; THENCE proceeding southerly along the easterly line of said Western Junior Highway along the arc of a circle to the left 625.0' a distance of 170.23 feet to the point or place of beginning and containing 0.656 acres.

THE ABOVE PREMISES ARE CONVEYED SUBJECT TO:

1.	Sewer and water use charges which become due and payable subsequent to the date of this deed;

2.	Real Estate Taxes to the Town of Greenwich which become due and payable subsequent to the date of this deed;
3.	Grant in favor of The Connecticut Light and Power Company dated November 20, 1965 and recorded in Volume 697 at Page 291 of the Greenwich Land Records.

4.	Grant in favor of The Connecticut Light and Power Company dated May 17, 1965 and recorded in Volume 722 at Page 555 of the Greenwich Land Records.
5.	Grant in favor of Greenwich Water Company dated November 26, 1975 and recorded in Volume 956 at Page 341 of the Greenwich Land Records.

6.	Grant in favor of The Connecticut Light and Power Company dated June 28, 1976 and recorded in Volume 974 at Page 209 of the Greenwich Land Records.

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7.	Grant in favor of Connecticut Natural Gas Corporation dated July 2, 1976 and recorded in Volume 975 at Page 285 of the Greenwich Land Records.

8.	Agreement dated June 28, 1976 and recorded in Volume 977 at Page 25 of the Greenwich Land Records.

9.
Grant in favor of the Town of Greenwich dated December 15, 1976 and recorded in Volume 1001 at Page 198 of the Greenwich Land Records and as shown on Map No. 5412 on file in the Office of the Greenwich Town Clerk.

10.	R.O.W for drain as shown on Map No. 5412 on file in the Office of the Greenwich Town Clerk.

IN WITNESS WHEREOF, the Grantor has hereunto set its hand and seal this 26th day of January, 2018.

Witnessed By:			MAIDEN LANE ASSOCIATES, LTD.

		By:	/s/ John Ferrara
Witness:			Chief Financial Officer

Witness:

STATE OF CONNECTICUT	:
	:	ss.	GREENWICH
COUNTY OF FAIRFIELD	:

On this the 26th day of  January, 2018 personally appeared John Ferrara, Chief Financial Officer of Maiden Lane Associates, LTD., signer of the foregoing instrument, and acknowledged the same to be his free act and deed and the free act and deed of Maiden Lane Associates, Ltd., for the purpose contained therein, before me,

Commissioner of the Superior Court

EXHIBIT E
USE AND OCCUPANCY AGREEMENT
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USE AND OCCUPANCY/HOLD HARMLESS AGREEMENT
AGREEMENT made on January 26, 2018 by and between Maiden Lane Associates,
Ltd. ("Seller") and its affiliated company occupying the premises at 0 Western Junior Highway
a/k/a 100 Putnam Green, Greenwich, CT, Ambase Corporation ("Existing
Tenant") (hereinafter, the Seller and the Existing Tenant are collectively, "OCCUPANTS"), and Maria USA, Inc. (hereinafter, "BUYER").
WHEREAS, BUYER and SELLER are the buyer and seller, respectively, pursuant to
Contract of Sale dated as of January 26, 2018 (the "Contract") for the purchase and sale of premises located at 0 Western Junior Highway a/k/a 100 Putnam Green, Greenwich, CT (the "Premises"); and
WHEREAS, the closing of title (the "Closing"), subject to recording, pursuant to the agreement of the parties, is scheduled to take place on January 26, 2018; and
WHEREAS, the OCCUPANTS desire to occupy the third floor of the Premises ("Third Floor") subsequent to the Closing (to wit, until 8:00 p.m. of the thirtieth day following the execution of the Contract by Buyer and Seller ("Occupancy Termination")), and the BUYER has agreed to allow OCCUPANTS to do so subject to the terms and conditions contained herein.
NOW THEREFORE, in consideration of BUYER'S agreeing to allow OCCUPANTS' said occupancy subsequent to the closing, it is hereby AGREED:
1. OCCUPANTS shall be permitted to occupy the Premises until Occupancy
Termination by which time OCCUPANTS shall vacate and deliver the Third Floor to the BUYER in accordance with the Contract. If Occupants shall fail to vacate and deliver the Third Floor to the BUYER by Occupancy Termination, then the OCCUPANTS shall be responsible to pay the BUYER use and occupancy payments equal to the fair market rent that would be due for a market lease of the Third Floor until such time as the OCCUPANTS vacate the Third Floor. Nothing herein shall prohibit the BUYER from having the OCCUPANTS immediately ejected from the Premises subsequent to the Occupancy Termination.
2.
The parties have entered into this agreement in order to accommodate an orderly
 Closing and sale of the Premises and the business located in the Premises and, therefore, no use and occupancy shall be paid by the OCCUPANTS provided that the OCCUPANTS vacate the Third Floor as agreed hereunder.

3.
OCCUPANTS shall, and do hereby, absolutely, forever and conclusively, indemnify and hold harmless BUYER from any and all injuries and/or losses caused by a) OCCUPANTS, b) OCCUPANTS' guests, workers, invitees, agents, servants, contractors and/or licensees and/or c) the act and/or failure to act by and/or on behalf of any of the foregoing referred to in a) and/or b), as to any and all loss, damages, costs, obligations and/or the like (hereinafter, collectively, "Loss") occurring at, from, on and/or relative to the Premises and/or OCCUPANTS at the Premises at all times from and after Closing through and including the end of OCCUPANTS' said occupancy. OCCUPANTS shall, and do hereby, absolutely, forever and conclusively, a) assume full responsibility regarding all loss relative to the Premises and b) release and discharge BUYER from all loss relative to personal property of OCCUPANTS.

CANRPortbla1anage\COSTANTINI\5189445_1.DOC

4.	It is absolutely, forever and conclusively agreed that a) in no event shall OCCUPANTS be considered a tenant pursuant to the Connecticut General Statutes or the laws of the State of Connecticut but rather as a person exempted from the summary process statute pursuant under the Connecticut General Statutes and Connecticut Law and b) OCCUPANTS are and shall be precluded and/or estopped from asserting any claim and/or defense to the contrary.

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5.
In the event any party does not fully and faithfully comply with all terms and provisions of this entire Agreement, as and when required herein, said party shall pay all attorneys' fees, sheriffs' fees, entry fees and/or other costs incurred by any other party in seeking to enforce this Agreement.

6.	This Agreement shall survive the Closing and delivery of the deed and all other documents in connection therewith, and shall not be merged in same.
Dated this 26th day of January, 2018

Maiden Lane Associates, Ltd.

By:	/s/ Richard Bianco
Richard Bianco
President

AmBase Corporation

By:	/s/ Richard Bianco
Richard Bianco
President

Maria USA, Inc.

By:	/s/ Jin Ho Lim
Jin Ho Lim
Chief Executive Officer

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